Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors of mCloud Technologies Corp.:

We consent to the incorporation by reference in the registration statement (No. 333-260264) on Form F-10/A of mCloud Technologies Corporation (the “Company”) of our report dated August 22, 2022, with respect to the consolidated financial statements of mCloud Technologies Corp. which comprise the consolidated statements of financial position of the Company as of December 31, 2021 and 2020, the related consolidated statements of loss and comprehensive loss, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2021 and the related notes (collectively, the consolidated financial statements).

/s/ KPMG LLP

Chartered Professional Accountants

Calgary, Canada

August 22, 2022